VistaGen Therapeutics to Present Enhancements and Expanded Validation of LiverSafe 3D(TM) at Society of Toxicology's 52nd Annual Meeting

SOUTH SAN FRANCISCO, CA--(Marketwire - Mar 12, 2013) - VistaGen Therapeutics, Inc. (OTCQB : VSTA), a biotechnology company applying stem cell technology for drug rescue, predictive toxicology and drug metabolism assays, today announces that it will present key enhancements to LiverSafe 3D™, its human liver cell-based bioassay system designed to predict liver toxicity and drug metabolism issues, in a poster presentation at the Society of Toxicology's 52nd Annual Meeting, the world's premier toxicology conference, in San Antonio, Texas, on March 12, 2013, at 11:00 am PDT.

Dr. Kristina Bonham, Senior Scientist, Hepatocyte Biology Project Leader, will present VistaGen's poster titled "Selection of CYP3A4+ hESC-derived Hepatocytes for Drug Metabolism and Toxicity Assays," which will detail the following expanded data:

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3A4BLA-hepatocytes (human liver cells) can be used to: monitor the differentiation of mature hepatocytes; sort for mature hepatocytes; monitor drug induction of the CYP3A4 gene, the crucial adult enzyme responsible for metabolizing approximately 50% of existing drugs; and develop in vitro assays for drug metabolism and toxicity

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Using appropriate reagents, the 3A4BLA system can be used to select and enrich stem cell-derived functionally mature hepatocytes

H. Ralph Snodgrass, PhD, VistaGen's President and Chief Scientific Officer, stated, "These data demonstrate that we have substantially improved our LiverSafe 3D™ and now have the potential to identify and purify human hepatocytes with more mature functions, as well as provide a novel assay for drugs that effect CYP3A4 enzyme expression, activity and key drug-drug interactions." Dr. Snodgrass continued, "I am excited by the fact that further improvements in our differentiation protocols have enabled our scientists to produce cultures with more than 80% mature hepatocytes expressing CYP3A4 without cell enrichment, which will dramatically accelerate our initiation of drug rescue programs focusing on both liver and heart toxicity."

About VistaGen Therapeutics

VistaGen is a biotechnology company applying human pluripotent stem cell technology for drug rescue, predictive toxicology and drug metabolism screening. VistaGen’s drug rescue activities combine its human pluripotent stem cell technology platform, Human Clinical Trials in a Test Tube™, with modern medicinal chemistry to generate novel, safer chemical variants (Drug Rescue Variants) of once-promising small molecule drug candidates. These are drug candidates discontinued by pharmaceutical companies, the U.S. National Institutes of Health (NIH) or university laboratories, after substantial investment in discovery and development, due to heart or liver toxicity or metabolism issues. VistaGen uses its pluripotent stem cell technology to generate early indications, or predictions, of how humans will ultimately respond to new drug candidates before they are ever tested in humans, bringing human biology to the front end of the drug development process.

VistaGen’s small molecule prodrug candidate, AV-101, has completed Phase 1 development for treatment of neuropathic pain. Neuropathic pain, a serious and chronic condition causing pain after an injury or disease of the peripheral or central nervous system, affects millions of people worldwide.

Visit VistaGen at http://www.VistaGen.com, follow VistaGen at http://www.twitter.com/VistaGen or view VistaGen’s Facebook page at http://www.facebook.com/VistaGen.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the success of VistaGen's stem cell technology-based drug rescue, predictive toxicology and metabolism screening activities, further development of stem cell-based bioassay systems, clinical development and commercialization of AV-101 for neuropathic pain or any other disease or condition, its ability to enter into strategic predictive toxicology, metabolism screening, drug rescue and/or drug discovery, development and commercialization collaborations and/or licensing arrangements with respect to one or more drug rescue variants, cell therapies or AV-101, risks and uncertainties relating to the availability of substantial additional capital to support its research, drug rescue, development and commercialization activities, and the success of its research and development plans and strategies, including those plans and strategies related to any drug rescue variant or cell therapy identified and developed by VistaGen, or AV-101. These and other risks and uncertainties are identified and described in more detail in VistaGen's filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC's website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

For more information:

Shawn K. Singh, J.D. Chief Executive Officer VistaGen Therapeutics, Inc. www.VistaGen.com 650-244-9990 x224 Investor.Relations@VistaGen.com	Mission Investor Relations IR Communications Atlanta, Georgia www.MissionIR.com 404-941-8975 Investors@MissionIR.com